Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse
The Capital Grille Bahama Breeze Seasons 52 Eddie V's
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
March 23, 2012	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS THIRD QUARTER DILUTED NET EARNINGS PER SHARE OF $1.25; DECLARES A QUARTERLY DIVIDEND OF 43 CENTS PER SHARE

ORLANDO, FL, March 23 - Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the third quarter ended February 26, 2012.

Key results for the quarter include the following:

•
Third quarter diluted net earnings per share from continuing operations were $1.25, a 16% increase from the $1.08 diluted net earnings per share in the third quarter of last year. Net earnings from continuing operations in this year's third quarter were $164.1 million, which compares to net earnings from continuing operations of $151.7 million in the third quarter last year.

•
Third quarter total sales from continuing operations were $2.16 billion, a 9.3% increase from the $1.98 billion generated in the third quarter of last year. The increase reflects (1) combined same-restaurant sales growth of 4.1% for Red Lobster, Olive Garden and LongHorn Steakhouse, which exceeds an estimated 2.6% increase for the Knapp-Track™ benchmark of U.S. same-restaurant sales excluding Darden; (2) same-restaurant sales growth of 5.8% for the Company's Specialty Restaurant Group; and (3) the addition of 11 Eddie V's restaurants and operation of another 80 net new restaurants compared to the third quarter last year. In the third quarter, U.S. same-restaurant sales increased 6.7% at LongHorn Steakhouse, 6.0% at Red Lobster and 2.0% at Olive Garden.

•	During the third quarter, Darden purchased 1.8 million shares of its common stock.

•	Darden's Board of Directors declared a quarterly dividend of 43 cents per share.

“As we previously announced, we achieved strong sales growth this quarter across all of our brands. And while favorable weather certainly helped, each had excellent or improving underlying business strength. With our sales strength and deceleration in year-over-year food cost inflation, we were able to generate solid earnings growth even though food cost inflation remained elevated on an absolute basis,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “We are particularly pleased with the progress Olive Garden is making to improve the value and overall guest experience it offers. With its continuing improvement, solid momentum at our other brands and moderating food cost inflation, we continue to anticipate strong earnings growth in the fourth quarter and remain excited about what we can achieve next year and beyond.”

Operating Highlights

OLIVE GARDEN'S third quarter sales of $957 million were 5.5% higher than the prior year, driven by revenue from 33 net new restaurants and its U.S. same-restaurant sales increase of 2.0%. On a percentage of sales basis, higher food and beverage expenses and depreciation expense were more than offset by lower restaurant labor expenses, restaurant expenses and selling, general and administrative expenses, resulting in an increase in operating profit margin and operating profit for the quarter.

RED LOBSTER'S third quarter sales of $712 million were 7.4% higher than the prior year, driven by its U.S. same-restaurant sales increase of 6.0% and revenue from eight net new restaurants. On a percentage of sales basis, higher food and beverage expenses and depreciation expense offset lower restaurant labor expenses, restaurant expenses and selling, general and administrative expenses, resulting in a decrease in operating profit margin for the quarter. On an absolute dollar basis, operating profit increased for the quarter.

LONGHORN STEAKHOUSE'S third quarter sales of $311 million were 16.2% higher than the prior year, driven by revenue from 27 net new restaurants and its U.S. same-restaurant sales increase of 6.7%. On a percentage of sales basis, higher food and beverage expenses and depreciation expense were more than offset by lower restaurant labor expenses, restaurant expenses and selling, general and administrative expenses, resulting in an increase in operating profit margin and operating profit for the quarter.

THE SPECIALTY RESTAURANT GROUP'S third quarter sales of $178 million were 27.8% higher than the prior year, driven by same-restaurant sales increases of 5.7% at The Capital Grille, 5.9% at Bahama Breeze and 6.1% at Seasons 52. Additionally, sales growth reflected revenue from one new restaurant at The Capital Grille, three new restaurants at Bahama Breeze, six new restaurants at Seasons 52 and the addition of 11 restaurants purchased from Eddie V's Restaurants, Inc. on November 14, 2011.

Fiscal 2012 December, January and February U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of December, January and February as follows:

Olive Garden	December	January	February
Same-Restaurant Sales	0.1%	2.0%	4.3%
Same-Restaurant Traffic	0.5%	2.5%	2.2%
Pricing	1.7%	2.0%	2.8%
Menu-mix	-2.1%	-2.5%	-0.6%

Red Lobster	December	January	February
Same-Restaurant Sales	5.0%	4.5%	8.4%
Same-Restaurant Traffic	-0.7%	1.7%	3.0%
Pricing	2.8%	2.9%	2.7%
Menu-mix	2.8%	-0.1%	2.6%

LongHorn Steakhouse	December	January	February
Same-Restaurant Sales	9.8%	5.6%	4.2%
Same-Restaurant Traffic	9.5%	6.5%	5.2%
Pricing	2.3%	2.3%	2.2%
Menu-mix	-2.0%	-3.2%	-3.3%

Note: Less severe winter weather than prior year positively affected reported monthly same-restaurant sales results for Olive Garden, Red Lobster and LongHorn Steakhouse by approximately 200 basis points in December, January and February. The Lenten season shift positively affected February same-restaurant sales at Red Lobster by approximately 480 basis points and adversely affected February same-restaurant sales at LongHorn Steakhouse by approximately 40 basis points. Blended same-restaurant sales results for the third quarter were positively affected by approximately 60 basis points due to the shift in the Lenten season.

Other Actions
Darden’s Board of Directors declared a quarterly cash dividend of 43 cents per share on the Company’s outstanding common stock. The dividend is payable on May 1, 2012 to shareholders of record at the close of business on April 10, 2012.
Darden continued the buyback of its common stock, purchasing 1.8 million shares in the third quarter. There are approximately 16.9 million shares remaining in the current repurchase authorization.

Fiscal 2012 Financial Outlook
Darden affirmed that it expects combined full-year U.S. same-restaurant sales growth in fiscal 2012 of approximately 2.5% to 3.0% for Red Lobster, Olive Garden and LongHorn Steakhouse, and that it continues to expect to open approximately 85 to 90 net new restaurants (excluding the addition of 11 Eddie V's restaurants) in fiscal 2012. As a result, the Company expects total sales growth of between 7.0% and 7.5% in fiscal 2012. The Company also affirmed that it anticipates that diluted net earnings per share growth from continuing operations in fiscal 2012 will be in the range of 4% to 7%.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 1,900 restaurants that generate over $7.5 billion in annual sales. Headquartered in Orlando, Florida and employing 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2012, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the second year in a row. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the quarter and fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, our ability to successfully integrate Eddie V's restaurant operations, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

02/26/12		02/27/11
675	Red Lobster USA	666
27	Red Lobster Canada	28
702	Total Red Lobster	694
770	Olive Garden USA	737
6	Olive Garden Canada	6
776	Total Olive Garden	743
374	LongHorn Steakhouse	347
45	The Capital Grille	44
28	Bahama Breeze	25
21	Seasons 52	15
11	Eddie V's	—
2	Other	—
1,959	Total Restaurants	1,868

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	2/26/2012	2/27/2011	2/26/2012	2/27/2011
Sales	$2,159.7	$1,976.8	$5,933.2	$5,509.8
Costs and expenses:
Cost of sales:
Food and beverage	661.7	571.3	1,828.5	1,573.5
Restaurant labor	657.2	621.2	1,864.6	1,771.9
Restaurant expenses	308.4	285.9	901.2	839.9
Total cost of sales (1)	$1,627.3	$1,478.4	$4,594.3	$4,185.3
Selling, general and administrative	198.0	194.8	568.3	555.9
Depreciation and amortization	88.9	80.5	258.8	235.2
Interest, net	27.7	24.0	74.5	72.1
Total costs and expenses	$1,941.9	$1,777.7	$5,495.9	$5,048.5
Earnings before income taxes	217.8	199.1	437.3	461.3
Income taxes	(53.7)	(47.4)	(112.3)	(120.5)
Earnings from continuing operations	$164.1	$151.7	$325.0	$340.8
Losses from discontinued operations, net of tax benefit of $0.0, $0.3, $0.4 and $1.2, respectively	—	(0.5)	(0.7)	(2.0)
Net earnings	$164.1	$151.2	$324.3	$338.8
Basic net earnings per share:
Earnings from continuing operations	$1.28	$1.11	$2.49	$2.48
Losses from discontinued operations	—	—	(0.01)	(0.02)
Net earnings	$1.28	$1.11	$2.48	$2.46
Diluted net earnings per share:
Earnings from continuing operations	$1.25	$1.08	$2.43	$2.42
Losses from discontinued operations	—	—	(0.01)	(0.02)
Net earnings	$1.25	$1.08	$2.42	$2.40
Average number of common shares outstanding:
Basic	128.0	136.4	130.7	137.5
Diluted	130.9	140.0	133.8	141.0

(1) Excludes restaurant depreciation and amortization as follows:	$83.2	$74.5	$242.2	$219.0

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	2/26/2012	5/29/2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88.5	$70.5
Receivables, net	55.5	65.4
Inventories	453.6	300.1
Prepaid income taxes	13.2	5.2
Prepaid expenses and other current assets	69.0	77.0
Deferred income taxes	125.5	145.6
Total current assets	$805.3	$663.8
Land, buildings and equipment, net	3,882.9	3,622.0
Goodwill	539.2	517.1
Trademarks	464.8	454.0
Other assets	235.2	209.7
Total assets	$5,927.4	$5,466.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$294.1	$251.3
Short-term debt	287.7	185.5
Accrued payroll	158.6	167.1
Accrued income taxes	1.4	9.3
Other accrued taxes	72.0	64.3
Unearned revenues	267.3	200.0
Current portion of long-term debt	349.9	—
Other current liabilities	467.3	409.3
Total current liabilities	$1,898.3	$1,286.8
Long-term debt, less current portion	1,452.8	1,407.3
Deferred income taxes	329.1	345.4
Deferred rent	199.6	186.2
Obligations under capital leases, net of current installments	54.8	56.0
Other liabilities	216.5	248.7
Total liabilities	$4,151.1	$3,530.4
Stockholders’ equity:
Common stock and surplus	$2,483.7	$2,408.8
Retained earnings	3,077.2	2,921.9
Treasury stock	(3,679.2)	(3,325.3)
Accumulated other comprehensive income (loss)	(97.5)	(59.8)
Unearned compensation	(7.9)	(9.4)
Total stockholders’ equity	$1,776.3	$1,936.2
Total liabilities and stockholders’ equity	$5,927.4	$5,466.6

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	2/26/2012	2/27/2011
Cash flows—operating activities
Net earnings	$324.3	$338.8
Losses from discontinued operations, net of tax benefit	0.7	2.0
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	258.8	235.2
Stock-based compensation expense	41.3	48.7
Change in current assets and liabilities and other, net	(74.6)	38.0
Net cash provided by operating activities of continuing operations	$550.5	$662.7
Cash flows—investing activities
Purchases of land, buildings and equipment	(483.4)	(390.1)
Proceeds from disposal of land, buildings and equipment	3.3	5.8
Cash used in business acquisitions, net of cash acquired	(58.6)	—
Increase in other assets	(21.1)	(6.2)
Net cash used in investing activities of continuing operations	$(559.8)	$(390.5)
Cash flows—financing activities
Proceeds from issuance of common stock	45.1	49.9
Income tax benefits credited to equity	12.0	12.7
Dividends paid	(168.6)	(132.0)
Purchases of treasury stock	(357.0)	(275.9)
ESOP note receivable repayment	1.5	1.5
Proceeds from issuance of short-term debt, net	102.2	64.0
Repayment of long-term debt	(1.5)	(151.5)
Principal payments on capital leases	(1.2)	(1.0)
Proceeds from issuance of long-term debt	400.0	—
Payment of debt issuance costs	(5.1)	—
Net cash provided by (used in) financing activities of continuing operations	$27.4	$(432.3)
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.4)	(2.1)
Net cash provided by investing activities of discontinued operations	0.3	3.1
Net cash (used in) provided by discontinued operations	$(0.1)	$1.0

Increase (decrease) in cash and cash equivalents	18.0	(159.1)
Cash and cash equivalents - beginning of period	70.5	248.8
Cash and cash equivalents - end of period	$88.5	$89.7